As filed with the Securities and Exchange Commission on May 14, 2026

Registration No. 333-188703

Registration No. 333-231689

Registration No. 333-271833

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-188703

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-231689

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-271833

UNDER

THE SECURITIES ACT OF 1933

KEYCORP

(Exact name of registrant as specified in its charter)

OHIO	34-6542451
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

127 PUBLIC SQUARE CLEVELAND, OHIO	44114
(Address of Principal Executive Offices)	(Zip Code)

KeyCorp 2013 Equity Compensation Plan

KeyCorp Amended and Restated 2019 Equity Compensation Plan

KeyCorp 2026 Equity Compensation Plan

(Full Title of the Plan)

James L. Waters

General Counsel and Secretary

KeyCorp

127 Public Square

Cleveland, Ohio 44114

(216) 689-3000

(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Jurgita Ashley

Thompson Hine LLP

3900 Key Center

127 Public Square

Cleveland, Ohio 44114

(216) 566-5500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On May 14, 2026, the shareholders of KeyCorp (the “Registrant”) approved the KeyCorp 2026 Equity Compensation Plan (the “Plan”), which became effective on such date (the “Effective Date”). The total number of common shares of the Registrant that may be granted under the Plan includes, in addition to 24,000,000 new shares (registered concurrently on a new Registration Statement on Form S-8), (i) the number of shares available for future awards under the KeyCorp Amended and Restated 2019 Equity Compensation Plan (the “2019 Plan”) as of the Effective Date and (ii) the number of shares underlying any outstanding awards under the 2019 Plan and the KeyCorp 2013 Equity Compensation Plan (the “2013 Plan”) that are forfeited, cancelled, surrendered, or otherwise terminated that again become available for issuance under the Plan on or after the Effective Date, as provided for in the Plan (the shares described in (i) and (ii), the “Prior Plans’ Shares”).

In accordance with Item 512(a)(1)(iii) of Regulation S-K and Corporation Finance Interpretation 126.43, this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 (File No. 333-188703), filed by the Registrant with the Commission on May 20, 2013, relating to the 2013 Plan, Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-231689), filed by the Registrant with the Commission on May 23, 2019, relating to the 2019 Plan, and Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-271833), filed by the Registrant with the Commission on May 11, 2023, relating to the 2019 Plan (collectively, the “Post-Effective Amendments”) are hereby filed to cover the issuance of the Prior Plans’ Shares pursuant to the Plan. For the avoidance of doubt, the Registrant is not registering any additional common shares on these Post-Effective Amendments that were not previously registered or that were not previously approved by the Registrant’s shareholders as of the Effective Date.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of these Post-Effective Amendments or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in these Post-Effective Amendments pursuant to Item 3 of Part II of Form S-8, taken together, will constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have previously been filed by Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

•

Registrant’s Annual Report on Form 10-K for the year ended December  31, 2025 (including the information incorporated by reference therein from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 27, 2026);

•	Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026;

•

Registrant’s Current Reports on Form 8-K filed on January  16, 2026, January  20, 2026, January 28, 2026, February  9, 2026, March 2,  2026, April  16, 2026, and May 14, 2026 (excluding any information furnished in such reports under Item 2.02, Item 7.01 or Item 9.01); and

•

The description of the Registrant’s common shares contained in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, together with any amendment or report filed with the Commission for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the Commission) subsequent to the filing of these Post-Effective Amendments and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in these Post-Effective Amendments and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of these Post-Effective Amendments to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of these Post-Effective Amendments.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Registrant is incorporated under the laws of the state of Ohio.

Section 1701.13(E) of the Ohio Revised Code (the “Code”) sets forth conditions and limitations governing the indemnification of directors, officers, and certain other persons (“Indemnified Persons”). In general, the Code authorizes Registrant to indemnify Indemnified Persons from liability if the Indemnified Person acted in good faith and in a manner reasonably believed by such person to be in or not opposed to the best interests of Registrant, and, with respect to any criminal actions, if the Indemnified Person had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or on behalf of Registrant, indemnification is prohibited in certain circumstances, including (i) if the person seeking indemnification is adjudged liable for negligence or misconduct in the performance of such person’s duties to Registrant, unless an appropriate court determines such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper, or (ii) if liability asserted against such person concerns certain unlawful dividends, distributions and other payments. Section 1701.13(E) of the Code provides that to the extent an Indemnified Person has been successful on the merits or otherwise in defense of any such action, suit or proceeding, that Indemnified Person shall be indemnified against expenses reasonably incurred in connection therewith. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of Registrant or any agreement with directors, officers and certain other persons. Registrant may purchase and maintain insurance or furnish similar protection on behalf of any Indemnified Person against any liability asserted against and incurred by an Indemnified Person in his or her capacity, or arising out of his or her status, as a director, officer or certain other person, whether or not Registrant would have the power to indemnify him or her against such liability under the Code.

Under the terms of Registrant’s directors’ and officers’ liability and company reimbursement insurance policies, directors and officers of Registrant are insured against certain liabilities, including liabilities arising under the Securities Act.

Article V of the Fourth Amended and Restated Regulations of Registrant (as amended, the “Regulations”) provides that Registrant shall indemnify to the fullest extent permitted or authorized by Ohio law any person made or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director, officer, or employee of Registrant or of any other bank, corporation, partnership, joint venture, trust, or other enterprise for which he or she was serving as a director, trustee, officer, or employee at the request of Registrant. The indemnification provided by Article V of the Regulations is not exclusive and is in addition to any other rights to which any person seeking indemnification may be entitled.

Registrant is also party to Change of Control Agreements with certain executive officers (the “Executives”) pursuant to which Registrant has agreed, from and after a change of control, to indemnify an Executive to the fullest extent permitted or authorized by Ohio law, if the Executive (whether before or after the change of control) is made or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that the Executive is or was a director, officer, employee, or agent of Registrant and/or any of its subsidiaries, or is or was serving at the request of Registrant and/or any of its subsidiaries as a director, trustee, officer, employee, member, manager, or agent of a bank, corporation, limited liability company, partnership, joint venture, trust or other enterprise. Registrant has agreed to advance expenses incurred by an Executive in defending any such action, suit, or proceeding, subject to the conditions set forth in the agreement. The indemnification provided under the Change of Control Agreements is not exclusive and is in addition to any other rights to which any Executive seeking indemnification under such agreements may be entitled.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Third Amended and Restated Articles of Incorporation of Registrant, effective May 23, 2019 (incorporated herein by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K filed on May 24, 2019).

4.2	Certificate of Amendment to the Third Amended and Restated Articles of Incorporation of the Registrant with respect to Fixed Rate Reset Perpetual Non-Cumulative Preferred Stock, Series H, filed August 22, 2022 (incorporated herein by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed on August 24, 2022).

4.3	Fourth Amended and Restated Regulations of Registrant, effective September 23, 2023 (incorporated herein by reference to Exhibit 3.3 to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025).

5.1	Opinion of Thompson Hine LLP.

15.1	Acknowledgment of Independent Registered Public Accounting Firm.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Thompson Hine LLP (included in Exhibit 5.1).

24.1	Power of Attorney.

99.1	KeyCorp 2013 Equity Compensation Plan (effective March 14, 2013) (incorporated herein by reference to Exhibit 10.17 to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018).

99.2	KeyCorp Amended and Restated 2019 Equity Compensation Plan (incorporated herein by reference to Exhibit 99.1 to Registrant’s Registration Statement on Form S-8 filed on May 11, 2023 (File No. 333-271833)).

99.3	KeyCorp 2026 Equity Compensation Plan (incorporated herein by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed on May 14, 2026).

99.4	Form of Restricted Share Unit Award Agreement (New Hire/Retention) (2026 Equity Compensation Plan) (incorporated herein by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K filed on May 14, 2026).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, state of Ohio, on May 14, 2026.

KEYCORP

By:	/s/ Andrea R. McCarthy
Name: Andrea R. McCarthy
Title: Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher M. Gorman* Christopher M. Gorman	Chairman, Chief Executive Officer, and President (Principal Executive Officer) and Director	May 14, 2026

/s/ Clark H. I. Khayat* Clark H. I. Khayat	Chief Financial Officer (Principal Financial Officer)	May 14, 2026

/s/ Stacy L. Gilbert* Stacy L. Gilbert	Chief Accounting Officer (Principal Accounting Officer)	May 14, 2026

/s/ Jacqueline L. Allard*	Director	May 14, 2026
Jacqueline L. Allard

/s/ Alexander M. Cutler* Alexander M. Cutler	Director	May 14, 2026

/s/ H. James Dallas* H. James Dallas	Director	May 14, 2026

/s/ Antonio DeSpirito*	Director	May 14, 2026
Antonio DeSpirito

/s/ Elizabeth R. Gile* Elizabeth R. Gile	Director	May 14, 2026

/s/ Robin N. Hayes* Robin N. Hayes	Director	May 14, 2026

/s/ Christopher L. Henson* Christopher L. Henson	Director	May 14, 2026

/s/ Richard J. Hipple* Richard J. Hipple	Director	May 14, 2026

/s/ Somesh Khanna*	Director	May 14, 2026
Somesh Khanna

/s/ Devina A. Rankin* Devina A. Rankin	Director	May 14, 2026

/s/ Barbara R. Snyder* Barbara R. Snyder	Director	May 14, 2026

/s/ Richard J. Tobin* Richard J. Tobin	Director	May 14, 2026

/s/ Todd J. Vasos* Todd J. Vasos	Director	May 14, 2026

* By:	/s/ Andrea R. McCarthy
Andrea R. McCarthy
Attorney-In-Fact